ALPS Distributors, Inc.
                            1625 Broadway, Suite 2200
                             Denver, Colorado 80202

January 3, 2008

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attn:  Christian Sandoe

RE:  WisdomTree Trust
     Post-Effective Amendment No. 10 to Registration Statement on Form N-1A File Nos. 333-132380 and 811-21864


Dear Mr. Sandoe:

      We hereby join WisdomTree Trust in requesting that the effective date for Post-Effective Amendment No. 10 to the above-captioned Registration Statement be accelerated so that it will become effective on Thursday, January 3, 2008 or as soon thereafter as practicable, after the filing thereof with the Securities and Exchange Commission.

                                            Very truly yours,

                                            ALPS Distributors, Inc.


                                            By:      /s/ Jeremy O. May
                                                     ---------------------------
                                                     Name:    Jeremy O. May
                                                     Title:   Managing Director